Exhibit 10.4

LOAN AGREEMENT

This LOAN AGREEMENT (this "Agreement") dated August 13, 2020, is being entered into by and among Micronet Ltd., a corporation organized under the laws of the State of Israel (“Micronet”) and MICT Telematics ltd, a corporation organized under the laws of the State of Israel, a subsidiary of Mict, Inc., a Delaware corporation (MICT Telematics and MICT, collectively: "MICT").

1.       ACCOUNTING AND OTHER TERMS. Accounting terms not defined in this Agreement will be construed following Israeli GAAP. Calculations and determinations must be made following Israeli GAAP.

2.       LOAN AND TERMS OF PAYMENT

2.1       Effective upon the execution of this Agreement, MICT shall extend to Micronet, a loan that will replace the Outstanding Intercompany Debt Amounts provided by MICT to Micronet during the period between November 24, 2019 to August 13, 2020, for its working capital and general corporate needs which amount estimated to USD 175,000 ("Outstanding Intercompany Debt Amounts").

2.2       The Loan shall NOT accrue any interest and shall not be linked to any index.

2.3 Micronet will repay all outstanding amount pursuant to the Loan by no later than August 13, 2021. In the event Micronet shall default on any Loan, all outstanding Loans Sum at such date shall be immediately due and payable.

3.       COSTS. Each party shall bear its own costs and expenses related to the execution of this agreement and the performance.

4 TAXES. Each party shall bear its own tax or other compulsory applicable payments related to the execution of this agreement and the performance.

5.       NOTICES. All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set below.

6.       CHOICE OF LAW, VENUE. The laws of the State of Israel exclusively govern this Agreement without regard to principles of conflicts of law. Micronet and MICT each submit to the exclusive jurisdiction of the courts in Tel Aviv, Israel.

7 GENERAL PROVISIONS

7.1       Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Micronet may not assign this Agreement or any rights under it without MICT's prior written consent, which may be granted or withheld at MICT's discretion.

7.2       Severability of Provision Amendments in Writing, Integration. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision. All amendments to this Agreement must be in writing and signed by Micronet and MICT. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

7.3       Termination. This Agreement shall terminate upon the repayment in full of the Loan.

Micronet Ltd.	MICT Telematics
By:	By:
Title:	Title: